The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 8, 2018

October , 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC Structured Investments

Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF due October 14, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●	The notes are designed for investors who seek an uncapped return of at least 1.64 times any appreciation of the lesser performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF, which we refer to as the Funds, at maturity.
●	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes are expected to price on or about October 9, 2018 and are expected to settle on or about October 12, 2018.
●	CUSIP: 48130U5U5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $926.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $910.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The Vanguard Real Estate ETF (Bloomberg ticker: VNQ) and the iShares® U.S. Real Estate ETF (Bloomberg ticker: IYR)

Upside Leverage Factor: At least 1.64 (to be provided in the pricing supplement)

Contingent Buffer Amount: 35.00%

Pricing Date: On or about October 9, 2018

Original Issue Date (Settlement Date): On or about October 12, 2018

Observation Date*: October 11, 2021

Maturity Date*: October 14, 2021

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Fund is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return × Upside Leverage Factor)

If (i) the Final Value of one Fund is greater than its Initial Value and the Final Value of the other Fund is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Fund is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Value of either Fund is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the Final Value of either Fund is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Lesser Performing Fund: The Fund with the Lesser Performing Fund Return

Lesser Performing Fund Return: The lower of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the Observation Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

Hypothetical Payout Profile

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to two hypothetical Funds. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

●	an Initial Value for the Lesser Performing Fund of $100.00;
●	an Upside Leverage Factor of 1.64; and
●	a Contingent Buffer Amount of 35.00%.

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Fund. The actual Initial Value of each Fund is the closing price of one share of that Fund on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Lesser Performing Fund	Lesser Performing Fund Return	Total Return on the Notes	Payment at Maturity
$165.00	65.00%	106.60%	$2,066.00
$150.00	50.00%	82.00%	$1,820.00
$140.00	40.00%	65.60%	$1,656.00
$130.00	30.00%	49.20%	$1,492.00
$120.00	20.00%	32.80%	$1,328.00
$110.00	10.00%	16.40%	$1,164.00
$105.00	5.00%	8.20%	$1,082.00
$101.00	1.00%	1.64%	$1,016.40
$100.00	0.00%	0.00%	$1,000.00
$95.00	-5.00%	0.00%	$1,000.00
$90.00	-10.00%	0.00%	$1,000.00
$80.00	-20.00%	0.00%	$1,000.00
$70.00	-30.00%	0.00%	$1,000.00
$65.00	-35.00%	0.00%	$1,000.00
$64.99	-35.01%	-35.01%	$649.90
$60.00	-40.00%	-40.00%	$600.00
$50.00	-50.00%	-50.00%	$500.00
$40.00	-60.00%	-60.00%	$400.00
$30.00	-70.00%	-70.00%	$300.00
$20.00	-80.00%	-80.00%	$200.00
$10.00	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

PS-2 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

How the Notes Work

Upside Scenario:

If the Final Value of each Fund is greater than its Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Lesser Performing Fund Return times the Upside Leverage Factor of at least 1.64.

●	Assuming a hypothetical Upside Leverage Factor of at least 1.64, if the closing level of the Lesser Performing Fund increases 10.00%, investors will receive at maturity a 16.40% return, or $1,164.00 per $1,000 principal amount note.

Par Scenario:

If (i) the Final Value of one Fund is greater than its Initial Value and the Final Value of the other Fund is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount of 35.00% or (ii) the Final Value of each Fund is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount of 35.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Value of either Fund is less than its Initial Value by more than the Contingent Buffer Amount of 35.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value.

●	For example, if the closing value of the Lesser Performing Fund declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of either Fund is less than its Initial Value by more than 35.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

PS-3 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

●	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by either of the Fund over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Fund.

●	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND.
●	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE —

If the Final Value of either Fund is less than its Initial Value by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund.

●	THE NOTES DO NOT PAY INTEREST.
●	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES HELD BY EITHER FUND OR HAVE ANY RIGHTS WITH RESPECT TO THE FUNDS OR THOSE SECURITIES.
●	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

●	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

PS-4 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

●	RISKS ASSOCIATED WITH THE REAL ESTATE SECTOR —
All or substantially all of the equity securities held by each Fund are issued by companies whose primary line of business is directly associated with the real estate sector and include real estate investment trusts (“REITs”). As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The real estate industry is cyclical and has from time to time experienced significant difficulties. Real estate is highly sensitive to general and local economic conditions and developments and is characterized by intense competition and periodic overbuilding. Many real estate companies, including REITs, utilize leverage (and some may be highly leveraged), which increases investment risk and the risk normally associated with debt financing, and could potentially magnify either Fund’s losses. The U.S. residential and commercial real estate markets may, in the future, experience and have, in the past, experienced a decline in value, with certain regions experiencing significant losses in property values. Rising interest rates could result in higher costs of capital for real estate companies, which could negatively affect a real estate company’s ability to meet its payment obligations or its financing activity, and could decrease the market prices for REITs and for properties held by these REITs. Specific risks especially relevant to investment in the real estate sector include concentration risk, equity REIT risk, interest rate risk, leverage risk, liquidity risk, operational risk, property risk, regulatory risk, repayment risk and U.S. tax risk. In addition, the real estate industry and REITs are significantly affected by a number of factors in general and local economic conditions as well as real estate markets, including those described under “Risk Factors” in the accompanying underlying supplement. These factors could affect the real estate sector and could affect the value of the equity securities held by each Fund and the price of that Fund during the term of the notes, which may adversely affect the value of your notes.

●	ADDITIONAL RISKS RELATING TO THE VANGUARD REAL ESTATE ETF —

In November 2017, shareholders of the Vanguard Real Estate ETF approved a change to the investment objective of the Vanguard Real Estate ETF from seeking a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity REITs to seeking a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity REITs and other real estate-related investments. In connection with this change to the investment objective, in early February 2018, the Vanguard Real Estate ETF ceased tracking the MSCI U.S. REIT Index and began tracking the MSCI US Investable Market Real Estate 25/50 Transition Index (the “Transition Real Estate Index”) on an interim basis, and in late July 2018, the Vanguard Real Estate ETF began tracking the MSCI US Investable Market Real Estate 25/50 Index (the “Target Real Estate Index). The principal difference between (a) the MSCI U.S. REIT Index and (b) the Transition Real Estate Index and the Target Real Estate Index is that the former represents the performance of equity REIT securities, whereas the latter also represent the performance of additional specialized REITs and real estate management and development companies. As a result of this transition, the Vanguard Real Estate ETF is exposed to risks associated with investing both in publicly traded equity REITs and other real estate-related investments. Because the Vanguard Real Estate ETF now tracks an index that includes additional specialized REITs and real estate management and development companies, the notes will be subject to increased risk exposure to the real estate sector.

During the transition period, the Vanguard Real Estate ETF sold positions in its current holdings while proportionally adding exposure to additional specialized REITs and real estate management and development companies based on each security’s weight in the Transition Real Estate Index. The Target Real Estate Index is a market-capitalization weighted index designed to measure the performance of the large-, mid- and small-cap segments of the real estate sector of the U.S. equities market. In connection with the change in the investment objective, the name of Vanguard Real Estate ETF was changed from the Vanguard REIT ETF to its current name.

Moreover, the addition of additional specialized REITs and real estate management and development companies may adversely affect the performance of the Vanguard Real Estate ETF. Furthermore, the historical performance of the Vanguard Real Estate ETF prior to the transition will not reflect the contribution of additional specialized REITs and real estate management and development companies to the Vanguard Real Estate ETF.

●	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-5 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

●	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INITIAL VALUE BY MORE THAN THE CONTINGENT BUFFER AMOUNT IS GREATER IF THE VALUE OF THAT FUND IS VOLATILE.
●	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

●	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

The Funds

The Vanguard Real Estate ETF is an exchange-traded fund of Vanguard Specialized Funds, a registered investment company, that seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity Real Estate Investment Trusts (“REITs”) and other real estate-related investments, which we refer to as the Underlying Index with respect to the Vanguard Real Estate ETF. The Underlying Index for the Vanguard Real Estate ETF is currently the MSCI US Investable Market Real Estate 25/50 Index. The MSCI US Investable Market Real Estate 25/50 Index is designed to measure the performance of the large-, mid- and small-cap segments of the real estate sector of the U.S. equities market. It applies certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code. For addition information about the Vanguard Real Estate ETF, see Annex A in this pricing supplement.

The iShares® U.S. Real Estate ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities in the real estate sector, which we refer to as the Underlying Index with respect to the iShares® U.S. Real Estate ETF. The Underlying Index for the iShares® U.S. Real Estate ETF is currently the Dow Jones U.S. Real Estate Index. The Dow Jones U.S. Real Estate Index is designed to measure the performance of the real estate sector of the United States equity market. For additional information about the iShares® U.S. Real Estate ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices from January 4, 2013 through October 5, 2018. The closing price of one share of the Vanguard Real Estate ETF on October 5, 2018 was $78.20. The closing price of one share of the iShares® U.S. Real Estate ETF on October 5, 2018 was $77.81. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Observation Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount.

PS-7 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-

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source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The “Foreign Investment in Real Property Tax Act” and Treasury regulations promulgated thereunder (“FIRPTA”) generally impose a tax on the sale or disposition by a Non-U.S. Holder of a United States real property interest (“USRPI”), including certain interests in a corporation that is a United States real property holding corporation (“USRPHC”). Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business. You should refer to information filed by the Vanguard Real Estate ETF with the Securities and Exchange Commission to determine whether the Vanguard Real Estate ETF is a USRPHC. If the Vanguard Real Estate ETF is or becomes a USRPHC, and you are a Non-U.S. Holder that actually or constructively holds more than 5% of the notes at any time during your holding period, you could be treated as owning a USRPI and could in that event be subject to U.S. federal net income tax on a sale or other disposition of the notes. If gain on the sale or other taxable disposition of the notes were subject to taxation under FIRPTA, you would be required to file a U.S. federal income tax return. You should consult your tax adviser regarding the potential application of FIRPTA to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging

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profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

●	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

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●	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

The Vanguard Real Estate ETF

All information contained in this pricing supplement regarding the Vanguard Real Estate ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Vanguard Specialized Funds (the “Vanguard Specialized Trust”) and The Vanguard Group, Inc. (“Vanguard”). The Vanguard Real Estate ETF is an investment portfolio of the Vanguard Specialized Trust. Vanguard is the investment adviser to the Vanguard Real Estate ETF. The Vanguard Real Estate ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “VNQ.”

The Vanguard Real Estate ETF seeks to provide a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity Real Estate Investment Trusts (“REITs”) and other real estate-related investments, which is currently the MSCI US Investable Market Real Estate 25/50 Index. For more information about the MSCI US Investable Market Real Estate 25/50 Index, see “— The MSCI US Investable Market Real Estate 25/50 Index” below.

The Vanguard Real Estate ETF employs an indexing investment approach designed to track the performance of its benchmark index. The Vanguard Real Estate ETF attempts to replicate its benchmark index by investing all, or substantially all, of its assets in the securities that make up its benchmark index, holding each security in approximately the same proportion as its weighting in its benchmark index.

In November 2017, shareholders of the Vanguard Real Estate ETF approved a change to the investment objective of the Vanguard Real Estate ETF from seeking a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity REITs to seeking a high level of income and moderate long-term capital appreciation by tracking the performance of a benchmark index that measures the performance of publicly traded equity REITs and other real estate-related investments. In connection with this change to the investment objective, in early February 2018, the Vanguard Real Estate ETF ceased tracking the MSCI U.S. REIT Index and began tracking the MSCI US Investable Market Real Estate 25/50 Transition Index on an interim basis, and in late July 2018, the Vanguard Real Estate ETF began tracking the MSCI US Investable Market Real Estate 25/50 Index. For more information about the benchmark index for the Vanguard Real Estate ETF prior to the change to its investment objective, the MSCI U.S. REIT Index, see “— The MSCI U.S. REIT Index” below. During the transition period, the Vanguard Real Estate ETF sold positions in its current holdings while proportionally adding exposure to additional specialized REITs and real estate management and development companies based on each security’s weight in the MSCI US Investable Market Real Estate 25/50 Transition Index. In connection with the change in the investment objective, the name of Vanguard Real Estate ETF was changed from the Vanguard REIT ETF to its current name.

The Vanguard Specialized Trust is a registered investment company that consists of numerous separate investment portfolios, including the Vanguard Real Estate ETF. Information provided to or filed with the SEC by Vanguard Specialized Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-88116 and 811-03916, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Specialized Trust, Vanguard and the Vanguard Real Estate ETF, please see the Vanguard Real Estate ETF’s prospectus. In addition, information about Vanguard and the Vanguard Real Estate ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. Information contained in the Vanguard website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MSCI US Investable Market Real Estate 25/50 Index

All information contained in this pricing supplement regarding the MSCI US Investable Market Real Estate 25/50 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI. The MSCI US Investable Market Real Estate 25/50 Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of the MSCI US Investable Market Real Estate 25/50 Index.

The MSCI US Investable Market Real Estate 25/50 Index and its parent index, MSCI USA Investable Market Real Estate Index, are both designed to measure the performance of the large-, mid- and small-cap segments of the real estate sector of the U.S. equities market. All securities in the MSCI US Investable Market Real Estate 25/50 Index and its parent index are classified in the Real Estate sector as per the Global Industry Classification Standard (“GICS®”). However, unlike its parent index, the MSCI US Investable Market Real Estate 25/50 Index applies certain investment limits that are imposed on regulated investment companies (“RICs”) under the current U.S. Internal Revenue Code. The MSCI US Investable Market Real Estate 25/50 Index is an index created by applying the

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weight constraints described below to its parent index. The U.S. dollar price return version of the MSCI US Investable Market Real Estate 25/50 Index is reported by Bloomberg L.P. under the ticker symbol “M2CXVGD.”

Objectives and Guiding Principles

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a RIC. More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets. The MSCI US Investable Market Real Estate 25/50 Index takes into account these investment limits, offering a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI US Investable Market Real Estate 25/50 Index from underlying non-constrained indices.

Reflecting the 25% and 50% concentration constraints. Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and on-going reflection of the constraints requires the MSCI US Investable Market Real Estate 25/50 Index to be rebalanced periodically. The MSCI US Investable Market Real Estate 25/50 Index is rebalanced in February, May, August and November.

Minimizing tracking error to the parent index. Minimizing the tracking error between the MSCI US Investable Market Real Estate 25/50 Index and the parent index, while keeping the index turnover to a reasonable level, is another important objective. MSCI seeks to achieve this by rebalancing the MSCI US Investable Market Real Estate 25/50 Index using an optimization process that aims to minimize the constituent weight differences between the MSCI US Investable Market Real Estate 25/50 Index and the parent index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI US Investable Market Real Estate 25/50 Index

The MSCI US Investable Market Real Estate 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

Constraint targets. The MSCI US Investable Market Real Estate 25/50 Index is subject to the following constraints:

●	no issuer may exceed 25% of index weight; and
●	all issuers with weight above 5% may not exceed 50% of the index weight.

Minimizing weight distance from the parent index. The MSCI US Investable Market Real Estate 25/50 Index methodology aims at minimizing the weight distance from the parent index. The active risk or the tracking error of the MSCI US Investable Market Real Estate 25/50 Index versus the parent index is measured as the distance between the constituent weights of the MSCI US Investable Market Real Estate 25/50 Index and the parent index.

Minimizing transaction cost. A transaction cost is applied as a proxy for index turnover on rebalancing from the MSCI US Investable Market Real Estate 25/50 Index.

Minimum weight of constituents. The minimum weight of any MSCI US Investable Market Real Estate 25/50 Index constituent is equal to the weight of the smallest constituent in the parent index.

Buffer Rules

A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short term market movements between two quarterly rebalancing. As a result, at the point of constructing or rebalancing the MSCI US Investable Market Real Estate 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly index reviews. The MSCI US Investable Market Real Estate 25/50 Index is rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the parent index.

The MSCI US Investable Market Real Estate 25/50 Index is in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

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In case a pro forma MSCI US Investable Market Real Estate 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI US Investable Market Real Estate 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of the MSCI US Investable Market Real Estate 25/50 Index. The constraint factor is defined as the weight in the MSCI US Investable Market Real Estate 25/50 Index at the time of the rebalancing divided by the weight in the parent index. The constraint factor as well as the constituents of the MSCI US Investable Market Real Estate 25/50 Index remains constant between index reviews except in case of corporate events.

Ongoing Event Related Changes. A security added to the parent index following a corporate event is added to the MSCI US Investable Market Real Estate 25/50 Index with an estimated capped weight, without rebalancing of the MSCI US Investable Market Real Estate 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI US Investable Market Real Estate 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to the parent index, it will be added to the MSCI US Investable Market Real Estate 25/50 Index with the same constraint factor as the parent security.

The deletion of a constituent from the parent index following a corporate event triggers its deletion from the MSCI US Investable Market Real Estate 25/50 Index without rebalancing of the MSCI US Investable Market Real Estate 25/50 Index.

The addition of a newly eligible security in the parent index — for example, an early inclusion of a large initial public offering, or a security migrating to that parent index from another size segment — will result in the inclusion of that security in the MSCI US Investable Market Real Estate 25/50 Index and consequently trigger the full rebalancing of the MSCI US Investable Market Real Estate 25/50 Index.

Issuer Concentration Issues

A minimum of 15 issuers in the parent index is required at any point in time for the MSCI US Investable Market Real Estate 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

●	Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.
●	Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.
●	Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

The MSCI US Investable Market Real Estate 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will however temporarily maintain the MSCI US Investable Market Real Estate 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI US Investable Market Real Estate 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

●	Securities deleted from the MSCI US Investable Market Real Estate 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.
●	Eligible securities of relevant size not included in the parent index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI US Investable Market Real Estate 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

Index Calculation

Price Index Level

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The MSCI US Investable Market Real Estate 25/50 Index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt
IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt
IndexInitialMarketCapUSDt

Where:

●	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1.
●	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t.
●	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t.
●	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1.
●	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t.

Index Market Capitalization

IndexAdjustedMarketCapUSDt =

IndexAdjustedMarketCapForLocalt =

IndexInitialMarketCapUSDt =

Where:

●	EndOfDayNumberOfSharest-1 is the number of shares of security s at the end of day t-1.
●	PricePerSharet is the price per share of security s at time t.
●	PricePerSharet-1 is the price per share of security s at time t-1.
●	InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.
●	PAFt is the Price Adjustment Factor of security s at time t.
●	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

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●	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.
●	ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira – ICI = 1,000,000).
●	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions

MSCI implements mergers and acquisitions (“M&As”) executed via mutual agreement as of the close of the last trading day of the acquired entity or the merged entities. This occurs whether the securities involved in the event are index constituents or non-index constituents and under the assumption that all necessary information is available prior to the completion of the event and provided the liquidity of the relevant constituent(s) is not expected to be significantly reduced on the day of implementation. For M&As where the completion of the deal is conditional upon the resolution of pending shareholders’ legal action, MSCI will wait until no legal action is pending before confirming the deletion of the target company. For acquisitions via scheme of arrangement (outside the U.S. and Canada), MSCI waits for approval from shareholders at scheme meeting before announcing in “confirmed” status the deletion of the target security. However, MSCI does not wait for the results of the court meeting if the scheme is already approved at the scheme meeting by shareholders.

If a previously announced merger or acquisition that resulted in a security deletion from the MSCI US Investable Real Estate Market 25/50 Index is subsequently cancelled, the deleted security is not immediately reinstated in the MSCI US Investable Real Estate Market 25/50 Index. The security will be reconsidered for index inclusion at the next regularly scheduled index review.

Tender Offers

In hostile tender offers, MSCI systematically waits for the results of the tender offer to be publicly announced before making any related changes to the MSCI US Investable Market Real Estate 25/50 Index. In friendly tender offers, the acquired or merging security is deleted from the the MSCI US Investable Real Estate Market 25/50 Index at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be decreased below 0.15 (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has decreased below 0.15 (except for large cap and mid cap constituents), if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance of shares tendered, the existence of pending regulatory approvals and/or legal actions, the market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

In cases where the target security’s tendered shares are trading separately from the original non-tendered shares, MSCI switches the security’s market price to the tendered shares price if at the end of the first offer period all four conditions below are met: (1) the minimum acceptance level requirement is met; (2) the acceptance level is at least 50%; (3) an additional offer period (not an extension) will be launched and (4) the tendered shares will continue to trade after the expiration of the additional offer period. If all the above conditions are met, MSCI announces in “Confirmed” status, shortly after the results of the first offer period are made publicly available, the switch of the market price to the tendered line price, which will be effective at the open of the first business day following the end of the additional offer period.

In cases where the tender offer is later cancelled and the original shares are returned to the shareholders who had tendered, MSCI switches the security’s market price back to the original non-tendered share price.

If the tender offer is likely to be successful at the end of the additional offer period and/or if the free float of the security is likely to decrease below 0.15, MSCI deletes the target security at the end of the additional offer period at the tendered line market price, provided the tendered line of shares is still trading on the last day of the additional offer period. If the above conditions are not met and the tender offer’s outcome is uncertain, MSCI will wait for the results of the offer and changes, if any, would be implemented using market prices of the original line.

In certain cases, securities are deleted earlier or using a different date than the last offer day. For example, in the case of tender offers in the United Kingdom, a security is typically deleted two business days after the offer is declared unconditional in all respects.

Changes to a security resulting from large acquisition of non-listed companies or assets are implemented at the next regularly scheduled index review following completion of the event and listing of the newly issued shares, if practicable. Changes not implemented at the Index Review immediately following the completion of the event will be implemented at subsequent Index Reviews.

PS-16 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

Increases in a security’s number of shares resulting from the acquisition of listed non-index constituent securities representing at least 5% for large cap and mid cap constituents and 10% for small cap constituents of the security’s pre-event number of shares are implemented as of the close of the last trading day of the acquired entity if all necessary information is available prior to the completion of the event or if such information is not available prior to the completion of the event, as soon as practicable following the completion of the event. Changes representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event. MSCI implements pending number of shares and/or free float updates simultaneously with the event. If the number of shares update is smaller than 1% on a post-event number of shares basis, it will be implemented at a subsequent index review.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted. If appropriate, historical links to existing securities are also made in cases of conversions of a share class into another share class. Periodical conversions of a share class into another share class as well as conversions of a non-index constituent share class or an unlisted line of shares into an index constituents’ share class are implemented at a subsequent index review.

Spin-Offs

On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In cases of spin-offs of partially owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to foreign inclusion factors (“FIFs”) and/or domestic inclusion factors (“DIFs”) are implemented as of the close of the ex-date.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included in the MSCI US Investable Market Real Estate 25/50 Index as of the close of the ex-date and is maintained until the spun-off security begins trading. The value of the detached security is equal to the difference between the cumulative price and the ex-price of the parent security. The price of the detached security remains unchanged until the spun-off security starts trading. MSCI will delete the detached security as of the close of its first trading day, using the closing market price of the spun-off security on that day. In cases where the terms of the distribution are different from one for one, MSCI will apply a PAF on the detached security on the first trading date of the spun-off security.

Corporate Actions

Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. PAFs are applied on the ex-date of the event to allow (as per the Laspeyres’ concept) security prices to be comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI does not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event. Such cases will be subject to the rules applicable for the index reviews. In the case of secondary offerings representing at least 5% of the security’s number of shares for existing constituents, these changes are announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of the implementation) is made as soon as the results are available. Block sales and secondary offerings (outside the United States) that were not captured at the time of completion will be reflected at a following

PS-17 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

regularly scheduled Index Review. Due to the nature of secondary offerings, being usually pre-announced by the company or company shareholders, MSCI generally announces changes due to secondary offerings (outside the United States) with an undetermined or expected status and sends the confirmed only after the event is completed.

Debt-to-Equity Swaps

Debt-to-equity swaps representing at least 5% of the security’s number of shares involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is not available at the time of the event. Shares issued in debt-to-equity swaps are assumed to be issued to strategic investors, unless stated otherwise. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and debt-to-equity swaps representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review. These cases will be subject to the rules applicable for QIRs of FIFs and number of shares.

Suspensions and Bankruptcies

MSCI removes from the MSCI US Investable Market Real Estate 25/50 Index as soon as possible companies that file for bankruptcy or protection from their creditors and/or are suspended and for which a return to normal business activity is unlikely in the near future. MSCI treats in the same way companies that fail stock exchange listing requirements with announcements of delisting from stock exchanges. In cases where the company is still trading, MSCI deletes the company on the same day at its last trading price, if feasible, and sends an intraday announcement. When the primary exchange price is not available, MSCI deletes securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no such price is available, the security will be deleted at the lowest system price. If MSCI decides to delete a company at the lowest system price with more than one full business day advance notice, the company may be maintained in the MSCI US Investable Market Real Estate 25/50 Index at the lowest system price, instead of carrying forward its last trading price, until its deletion.

The MSCI U.S. REIT Index

All information contained in this pricing supplement regarding the MSCI U.S. REIT Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). The MSCI U.S. REIT Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI U.S. REIT Index.

The MSCI U.S. REIT Index is reported by Bloomberg L.P. under the ticker symbol “RMZ.”

The MSCI U.S. REIT Index is a free float-adjusted market capitalization weighted index that is composed of equity REIT securities. The MSCI U.S. REIT Index includes securities with exposure to core real estate (e.g., residential and retail properties) as well as securities with exposure to other types of real estate (e.g., casinos, theaters). The MSCI US REIT Index represents approximately 99% of the U.S. REIT universe and is based on the MSCI USA Investable Market Index (the “Parent Index”), which is composed of all the securities included in the MSCI USA Large Cap, MSCI USA Mid Cap and MSCI USA Small Cap Indexes.

Index Eligibility

MSCI classifies REIT securities into one of the REIT Sub-Industries within the Global Industry Classification Standard (“GICS”) structure. The GICS® structure includes eight Equity REITs Sub-Industries and one Sub-Industry for Mortgage REITs. The eight Equity REIT Sub-Industries are as follows: diversified REITs, health care REITs, hotel and resort REITs, industrial REITs, office REITs, residential REITs, retail REITs, and specialized REITs. The MSCI U.S. REIT Index represents about 99% of the U.S. REIT universe and securities are classified under the Equity REIT Industry (under the Real Estate Sector) according to the Global Industry Classification Standard (GICS®). The MSCI U.S. REIT Index excludes Mortgage REIT and selected Specialized REITs.

REITs eligible for inclusion in the MSCI US REIT Index are REITs that are included in the Parent Index and that exhibit the following characteristics:

●	Equity REIT structure (i.e., classified under the Equity Real Estate Investment Trusts (REITs) Industry);
●	Real estate exposure (i.e., only selected Specialized REITs are eligible); and
●	REIT tax status (i.e,. companies are not eligible before the beginning of their first fiscal year in which they are expected to be treated as REIT for tax purpose).

PS-18 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF

REITs classified in the Specialized REITs Sub-Industry are eligible for inclusion in the MSCI US REIT Index only if they own and/or operate the following types of properties: storage and self-storage facilities; data centers; correctional facilities; theaters; casinos and gaming facilities; or restaurants.

Index Maintenance

The maintenance of the MSCI U.S. REIT Index includes semi-annual index reviews (“SAIRs”) in May and November, quarterly index reviews in February and August (“QIRs”), and ongoing event-related changes that are generally implemented in the MSCI U.S. REIT Index as they occur.

(i) SAIRs involve:

●	updating the indices on the basis of a fully refreshed Equity Universe;
●	taking buffer rules into consideration for migration of securities across size and style segments; and
●	updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii)       QIRs are aimed at reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. QIRs may also result in additions of significant new investable companies to the Standard Index or deletion of companies from the Investable Market Indices due to low liquidity. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

MSCI uses pro forma data as of any one of the last ten business days of April for the May SAIR and of October for the November SAIR, respectively.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November. The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. In case a “confirmed” announcement needs to be amended, MSCI sends a “correction” announcement with a descriptive text announcement to provide details about the changes made. The full list of all new and pending changes is delivered to clients on a daily basis, between 5:30 p.m. and 6:00 p.m., U.S. Eastern Time through the Advance Corporate Events (ACE) File.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing. Early deletions of constituents due to events, such as bankruptcy, are announced as soon as practicable prior to their implementation.

PS-19 | Structured Investments Uncapped Contingent Buffered Return Enhanced Notes Linked to the Lesser Performing of the Vanguard Real Estate ETF and the iShares® U.S. Real Estate ETF